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                                                                    EXHIBIT 23.6


                      [LETTERHEAD OF TRIDENT SECURITIES]

                                 June 16, 2000



Board of Directors
Harbor Federal Bancorp, Inc.
705 York Road
Baltimore, MD 21204

Members of the Board:

     We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of Harbor Federal Bancorp, Inc., to be signed and dated the date of the Joint Proxy Statement-Prospectus that is a part of this Registration Statement, under the caption "Opinion of Harbor's Financial Advisor", and to the inclusion of such opinion letter as Appendix B to the Joint Proxy Statement-Prospectus that is a part of this Registration Statement.


                    TRIDENT SECURITIES
                    a division of McDonald Investments Inc.



                    By /s/ David Brown
                       ----------------------------